Exhibit 99.3

Item 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations

OVERVIEW

The following MDA is intended to enhance the reader’s understanding of our operations and current business environment. MDA is provided as a supplement to, and should be read in conjunction with, our Item 1, Business, and Item 8, Financial Statements and Supplementary Data.

International Game Technology is a global company specializing in the design, manufacture, and marketing of electronic gaming equipment and systems products. We are a leading supplier of gaming products to the world with annual revenues exceeding $2.1 billion. We provide a diverse offering of quality products and services at competitive prices, designed to increase the potential for operator profits by enhancing the gaming player experience.

We manage operations in two geographic segments, North America and International, with certain unallocated company-wide income and expenses managed at the corporate level. See BUSINESS SEGMENT RESULTS below and Note 21 of our Consolidated Financial Statements for additional segment information and financial results.

We are currently operating in a challenging global business environment. The combination of economic uncertainty, lower replacement demand, limited opportunities from new or expanding markets, and improved competition has negatively impacted our results. Our customers continue to report subdued casino play levels largely attributed to the extended economic slowdown that has driven lower casino visitation trends over the last eighteen months. This not only adversely affects our gaming operations revenues, with nearly 85% dependent on play levels, but it also constrains casino capital spending which affects our for-sale product demand.

Our gaming operations revenue yields stabilized during the second half of fiscal 2009, which we view as a positive leading indicator for economic recovery and improved play levels. Our installed base continues to provide steady recurring cash flows and we anticipate increased revenue yields as economic conditions improve.

Our new AVP® sbX™-enabled models, released in late fiscal 2008, continue to receive broad acceptance and comprised 86% of our North America sales in fiscal 2009. Customer appeal has also been positive on our innovative MLD® machines that provide flexibility between video slots and 3-D reel replication, with over 4,000 MLD® units shipped in fiscal 2009. While we are encouraged by incremental improvement in operator sentiment, we remain cautious about the overall market environment, as well as predicting the timing and scale of a rebound in the replacement cycle.

Strategically, we are renewing our focus on what we believe we do well. For many years, IGT has been an industry leader in gaming content across a global footprint and content is what has traditionally distinguished us from the competition. In today’s gaming market we face highly capable competitors, demanding gaming patrons, and increasing game complexity. Such a market requires constant enhancements, innovations, and improvements to the quality of game content across all product platforms, particularly in video slots. Excellent content drives product sales, increases our opportunities in the replacement cycle, and grows our installed base.

During the latter half of fiscal 2009 we implemented specific efforts to enhance our content offerings, expedite delivery to market, and improve the effectiveness of our R&D efforts. We restructured our strategic product efforts into a more focused vertical product management structure dedicated to developing and deploying game content using our pool of game design resources and IP portfolio. We believe this new vertical structure will allow us to better manage the economic contribution from the various product types and drive accountability to those tasked with delivering product to the market. Additionally, during fiscal 2009, we implemented a consumer research group designed to aggregate and analyze patron level data in order to provide the R&D process with real time market information, making the patron the focus of our development efforts.

We remain focused on strategic long-term initiatives that we believe will maintain our status as a leading provider of innovative gaming products and provide multiple platforms for delivery of our content. We released our sbX™ Tier One package for sale with several customer installations in the latter part of fiscal 2009. Tier One provides slot operators with an incremental step towards full enterprise-wide sbX™. It is designed for easy implementation on a smaller-scale slot-bank level basis, accommodating up to 100 games and providing operators with access to a standard library of available IGT game themes, for AVP® Video, Video Poker and MLD®.

Additionally, in July 2009, we began a first-of-its-kind sbX™ field trial installation with sbX™ Media Manager and introducing the sbX™ Service Window. The Service Window represents a shift away from secondary displays and provides a more powerful mechanism for delivering compelling applications to the game screen that will enhance the player experience. We remain on target to begin venue wide installation in the first half of fiscal 2010 and expect to realize a growing benefit from sbX™ technology as we differentiate IGT gaming products with new ways to engage and interact with players.

We are dependent, in part, on new market opportunities to generate growth. Legislative actions and the passage of voter referendums are providing new and expanding opportunities in Illinois, Ohio, Kansas, Maryland, Pennsylvania, Florida and Washington. The market potential is estimated at up to 40,000 machines in Illinois and up to 17,500 machines in Ohio. Development projects in Maryland, Kansas, and Pennsylvania received approval and licensing in fiscal 2009, and openings are planned over the next two years. State legislatures in Kentucky, Massachusetts, New Hampshire, Alabama, North Carolina and Texas continue to consider gaming as a way to provide tax revenues in support of public programs. Future gaming expansion is also anticipated in international markets, especially Southeast Asia and Italy. Although the extent and timing is uncertain, we believe new market opportunities will grow as the economy improves and new jurisdictions consider gaming tax revenues as a means to address budget shortfalls.

We continue to take a prudent and cautious approach to our capital deployment in order to preserve maximum flexibility. During fiscal 2009, we successfully refinanced our debt to maintain sufficient liquidity with extended and staggered maturities. See further discussion about our debt refinancing contained in LIQUIDITY AND CAPITAL RESOURCES later in this MDA and in Note 13 of our Consolidated Financial Statements. We continue to focus on reinvesting in our business through our gaming operations installed base, as well as strategic investments in affiliates and alliances to expand our geographic reach, product lines, and customer base.

In response to reduced demand, in fiscal 2009 we initiated an ongoing company-wide strategic review of our costs and organizational structure to identify opportunities to maximize efficiency and realign expenses with the current and long-term business outlook. Through September 30, 2009, we reduced our global workforce by approximately 16% from September 30, 2008 levels, through a combination of voluntary and involuntary separation arrangements. Fiscal 2009 restructuring charges of $35.0 million included severance and one-time termination costs, reduced by stock compensation forfeitures.

Our fiscal 2009 cost rationalization efforts were executed through workforce reductions and other non-wage cost controls. We estimate the full benefit of these initiatives will be realized throughout fiscal 2010, resulting in approximately $135.0 million of annual cost savings compared to fiscal 2008 fourth quarter spending levels. A portion of the savings is offset by costs added from our PGIC acquisition completed in January 2009.

As we continue the process of evaluating our business in conjunction with assessment of the company’s long-term strategic goals, we may also further evaluate past and potential investments to determine if and how they fit into our organizational structure going forward. Changes in our intended relationship, as well as changes in market conditions or operating results, related to our affiliates or subsidiaries may cause us to reassess cash flows, recoverability, useful lives, and fair value measurements that may result in material losses or impairment charges.

RECENTLY ISSUED ACCOUNTING STANDARDS

Adjustment for Retrospective Application of New Accounting Standards Adopted

At the beginning of fiscal 2010, we adopted new accounting guidance for our convertible debt, noncontrolling interests, and participating securities, which required retrospective application. Our financial statements presented in this report have been adjusted for the retrospective application of these new accounting standards for all periods presented.

Revenue Arrangements With Multiple Deliverables and Software Elements

In October 2009, the FASB issued new revenue recognition guidance for software and multi-element arrangements. Tangible products containing both software and nonsoftware components that function together to deliver a tangible product’s essential functionality will no longer be subject to software revenue accounting. This new guidance also changes the methods for allocating revenues among multiple deliverables to allow for the use of estimated selling prices. We elected to early adopt this new guidance prospectively for new or materially modified arrangements as of the beginning of fiscal 2010. We continue to evaluate the extent to which this new guidance will impact the timing of our revenues and expect many of IGT products, such as machines, will no longer be accounted for as software, allowing for revenue recognition earlier in certain bundled arrangements.

Convertible Debt Instruments

Our financial statements presented in this report have been adjusted for the retrospective application of new accounting standards for convertible debt adopted at the beginning of fiscal 2010. The new guidance required the separation of liability (debt) and equity (conversion option) components for convertible debt instruments that may settle in cash upon conversion. The implied value of the debt component equals that of a similar liability reflecting a borrowing rate for nonconvertible debt. The equity component is the residual difference between the proceeds and the implied fair value of the debt component.

At the beginning of fiscal 2010, we adopted and applied the new guidance to our Debentures (1.75% and 2.6%) and Notes. The retrospective adjustments impacted our results of operations primarily with increased non-cash interest expense, adjusted conversion gains and losses, and decreased earnings.

See further discussion related to the impact of this adoption later in this MDA under CONSOLIDATED OPERATING RESULTS, as well as in Note 1—Adjustments for Retrospective Application of New Accounting Standards Adopted at the Beginning of Fiscal 2010 and Note 13 of our Consolidated Financial Statements.

Business Combinations and Noncontrolling Interests

Our financial statements presented in this report have been adjusted for the retrospective application of new accounting standards for business combinations and noncontrolling interests (i.e. minority interests) adopted at the beginning of fiscal 2010. This new accounting guidance revised the method of accounting for a number of aspects of business combinations and noncontrolling interests, such that more assets and liabilities will be measured at fair value as of the acquisition date. Certain contingent consideration liabilities will require remeasurement at fair value in each subsequent reporting period. Noncontrolling interests will initially be measured at fair value and classified as a separate component of equity.

The adoption of this guidance did not have a material impact on our consolidated financial position, results of operations or cash flows. Income attributable to the noncontrolling interests is presented as a component of other income (expense) as it was not significant to our consolidated operating results. See further discussion related to the impact of this adoption in Note 1—Adjustments for Retrospective Application of New Accounting Standards Adopted at the Beginning of Fiscal 2010.

Participating Securities in Share-Based Payment Transactions

Our financial statements presented in this report have been adjusted for the retrospective application of new accounting guidance adopted at the beginning of fiscal 2010 for determining whether instruments granted in share-based payment transactions are participating securities that should be included in the computation of EPS using the two-class method. Certain restricted stock granted under our employee SIP is considered a participating security because it carries non-forfeitable rights to dividends. This adoption did not have a material impact on our consolidated financial position, results of operations or cash flows. See further discussion related to the impact of this adoption in Note 1—Adjustments for Retrospective Application of New Accounting Standards Adopted at the Beginning of Fiscal 2010, Note 6 and Note 18 of our Consolidated Financial Statements.

Other Recently Issued Accounting Standards

See Note 1 of our Consolidated Financial Statements for additional information about other recently issued accounting standards that may impact our financial statements upon adoption.

CRITICAL ACCOUNTING ESTIMATES

Our consolidated financial statements were prepared in conformity with accounting principles generally accepted in the US. Accordingly, we are required to make estimates incorporating judgments and assumptions we believe are reasonable based on our historical experience, contract terms, trends in our company and the industry as a whole, as well as information available from other outside sources. Our estimates affect amounts recorded in the financial statements and actual results may differ from initial estimates.

We consider the following accounting estimates to be the most critical to fully understand and evaluate our reported financial results. They require us to make subjective or complex judgments about matters that are inherently uncertain or variable. Senior management discussed the development, selection and disclosure of the following accounting estimates, considered most sensitive to changes from external factors, with the Audit Committee of our Board of Directors.

Revenue Recognition

We receive revenues from the distribution of electronic gaming equipment and network systems, as well as licensing and services. Revenues are recognized when all of the following have been satisfied:

ª	persuasive evidence of an arrangement exists

ª	the price to the customer is fixed and determinable

ª	delivery has occurred and any acceptance terms have been fulfilled

ª	no significant contractual obligations remain

ª	collection is reasonably assured

Determining whether these requirements have been met may require us to make assumptions and exercise judgment that could significantly impact the timing and amount of revenue reported each period. In addition, we may enter into arrangements which include multiple elements or deliverables, such as gaming devices bundled with software systems and services. In such cases additional judgments and estimates are necessary to ensure the appropriate amounts of revenue are recorded in a given period. These judgments relate primarily to the allocation of revenues based on VSOE or third-party evidence of each element’s fair value, and may affect the amounts and timing of revenue recorded. If we are unable to establish VSOE for undelivered elements, we may be required to defer all or a portion of the revenues from certain arrangements.

The application of our revenue recognition policies and changes in our assumptions or judgments affect the timing and amounts of our revenues and costs. Deferred revenue increased to $122.0 million at September 30, 2009 from $62.1 million at September 30, 2008, primarily due to an increasing number of multiple element contracts with bundled machines and software. Complex systems and/or multiple element contracts may take several months to complete and deferred revenue may increase as our products evolve toward a more software systems-centric environment. Additionally, see discussion above under RECENTLY ISSUED ACCOUNTING STANDARDS—Revenue Arrangements With Multiple Deliverables and Software Elements for information about how our revenue accounting will change in the first quarter of fiscal 2010.

Goodwill, Other Intangible Assets, Royalties, and Affiliate Investments

Impairment testing for goodwill, other intangibles, affiliate investments and royalties requires judgment, including the identification of reporting units, allocation of related goodwill, assignment of corporate shared assets and liabilities to reporting units, estimated cash flows, and determinations of fair value. While we believe our estimates of future revenues and cash flows are reasonable, different assumptions could materially affect the assessment of useful lives, recoverability and fair value. If actual cash flows fall below initial forecasts, we may need to record additional amortization and/or impairment charges.

Goodwill

We measure and test goodwill for impairment at least annually, or more often if there are indicators of impairment. The fair value of the reporting unit is first compared to its carrying amount including goodwill. If the fair value of the reporting unit is greater than its carrying amount, goodwill is not considered impaired. In the event that the fair value of the reporting unit is less than its carrying value, the amount of the impairment loss will be measured by comparing the implied fair value of goodwill to its carrying amount. If the carrying amount of goodwill exceeds its implied fair value, an impairment loss is recognized equal to that excess.

Our two reporting units, North America and International, were determined on the basis of customer regions and in accordance with accounting guidance on reporting units. Components below our North America and International business segments were evaluated to have similar economic characteristics and therefore aggregated. In determining the fair value of our reporting units, we apply the income approach using the DCF (discounted cash flows) method. We then compare the implied valuation multiples (such as enterprise value to revenue, EBITDA and EBIT) of comparable gaming companies under the market approach to validate the reasonableness of our DCF results.

Our DCF analysis is based on the present value of two components: the sum of our five-year projected cash flows and a terminal value assuming a long-term growth rate. The cash flow estimates are prepared based on our business plans for each reporting unit, considering historical results and anticipated future performance based on our expectations regarding product introductions and market opportunities. The discount rates used to determine the present value of future cash flows were derived from the weighted average cost of capital of a group of comparable companies with consideration for the size and specific risks of each IGT reporting unit. The discount rates used for each reporting unit were 11% for our fiscal 2008 test and ranged from 12% to 13% for our 2009 test.

Our goodwill totaled $1.2 billion at September 30, 2009 and 2008. Our fiscal 2009 annual goodwill impairment test indicated the fair value of each reporting unit was significantly in excess of its carrying value. Inherent in such fair value determinations are significant judgments and estimates, including assumptions about our future revenues, profitability, cash flows, and long-term growth rates, as well as our operational plans and interpretation of current economic indicators and market valuations.

Changes in our assumptions used from the fiscal 2008 test to the fiscal 2009 test included updated five-year forecasts with reduced and delayed growth, lower long-term growth rates, and higher discount rates. Fair value for each reporting unit decreased from fiscal 2008, 53% for North America and 47% for International. The excess of fair value over carrying value for each reporting unit at the 2009 testing date ranged from $3.1 billion for North America to $1.2 billion for International. We believe our long-term growth projections remain fundamentally sound and expect the fair value of each reporting unit will remain significantly in excess of its carrying value.

If our assumptions do not prove correct or economic conditions affecting future operations change, our goodwill could become impaired and result in a material adverse effect on our results of operations and financial position. To illustrate the sensitivity of the fair value calculations on our goodwill impairment test, we modified our 2009 test assumptions to create a hypothetical 50% decrease to the fair values of each reporting unit. The resulting hypothetical excess of fair value over carrying value would range from approximately $1.3 billion for North America to $0.3 billion for International, and we would therefore have no impairment.

Other Intangibles

Our portfolio of other intangibles substantially consists of finite-lived patents, contracts, trademarks, developed technology, reacquired rights and customer relationships. We regularly monitor events or changes in circumstances that indicate the carrying value of these intangibles may not be recoverable or require a revision to the estimated remaining useful life. Our other intangibles totaled $259.2 million at September 30, 2009 and $248.9 million at September 30, 2008.

If an event or change occurs, we estimate cash flows directly associated with the use of the intangible to test recoverability and remaining useful lives based on the forecasted utilization of the asset and expected product revenues. In developing estimated cash flows, we incorporate assumptions regarding changes in legal factors, related industry climate, regulatory actions, contractual factors, operational performance and the company’s strategic business plans, as well as the effects of obsolescence, demand, competition, and other market conditions. When the carrying amount exceeds the undiscounted cash flows expected to result from the use and eventual disposition of a finite-lived intangible asset or asset group, we then compare the carrying amount to its current fair value. We estimate the fair value using prices for similar assets, if available, or more typically using a DCF model. We recognize an impairment loss if the carrying amount is not recoverable and exceeds its fair value.

Royalties

We also regularly evaluate the estimated future benefit of prepaid and deferred royalties to determine amounts unlikely to be realized from forecasted sales or placements of our games. The carrying value of our prepaid and deferred royalties totaled $101.5 million at September 30, 2009 and $195.5 million at September 30, 2008.

Affiliate investments

Our affiliate investments consist of strategic alliances with other gaming technology companies. We regularly monitor events or changes in circumstances that indicate the carrying value of these affiliate investments may be impaired. Future adverse changes in market conditions or operating results of these affiliates could result in losses or an inability to recover part or all of our investment, requiring us to record impairment.

In the fourth quarter of fiscal 2009, we restructured our relationship with WDG and based on our future business outlook pertaining to the use of WDG IP rights we recorded a loss of $78.0 million.  Additionally, we recorded a loss of $13.3 million related to our affiliate investment in LVGI resulting from significant adverse changes in LVGI’s expected financial performance together with an evaluation of our long term gaming systems strategy. See Note 3 of our Consolidated Financial Statements for additional information about our affiliate investments.

Jackpot Liabilities and Expenses

A portion of our gaming operations recurring revenue arrangements incorporates IGT paid WAP jackpots for which we recognize corresponding jackpot liabilities and expense. Changes in our estimated amounts for jackpot liabilities and associated jackpot expense are attributable to regular analysis and evaluation of the following factors:

ª	variations in slot play (i.e. jackpot life cycles and slot play patterns)

ª	volume (i.e. number of WAP units in service and coin-in per unit)

ª	interest rate movements

ª	the size of base jackpots (i.e. initial amount of the progressive jackpots displayed to players)

Interest rates applicable to jackpot funding vary by jurisdiction and are impacted by market forces, as well as winner elections to receive a lump sum payment in lieu of periodic annual payments. Current and noncurrent portions of jackpot liabilities, as well as jackpot expense, may also be impacted by changes in our estimates and assumptions regarding the expected number of future winners who may elect a lump sum payout.

Changes in prime and/or treasury and agency interest rates during a given period cause fluctuations in our jackpot expense largely due to the revaluation of future winner liabilities. The value of the liability (and related jackpot expense) increases when rates decline because it increases the cost to fund the liability. Conversely, when rates increase, jackpot liabilities are reduced as it costs less to fund the liability. Our results may be materially affected by significant changes in interest rates such as the 200 bps decline in the prime rate during the second quarter of fiscal 2008.

Our jackpot liabilities decreased to $588.1 million at September 30, 2009 compared to $650.7 million at September 30, 2008. Consolidated jackpot expense totaled $129.3 million for fiscal 2009, $160.0 for fiscal 2008, and $164.7 million in fiscal 2007. The decline in jackpot expense for fiscal 2009 resulted from decreased WAP units in our installed base, lower play levels, and variations in slot play, partially offset by unfavorable interest rate movements.

BUSINESS SEGMENT RESULTS, later in this MDA, provides additional details regarding the fluctuation in jackpot expense. Note 1 of our Consolidated Financial Statements summarizes our accounting policies related to jackpot liabilities and expense.

Inventory and Gaming Operations Equipment

The determination of obsolete or excess inventory requires us to estimate the future demand for our products within specific time horizons, generally one year or less. If we experience a significant unexpected decrease in demand for our products or a higher occurrence of inventory obsolescence because of changes in technology or customer requirements, we would recognize additional obsolescence charges. Inventory management remains an area of focus as we balance the need to maintain strategic inventory levels to ensure competitive lead times versus the risk of inventory obsolescence because of rapidly changing technology and customer requirements. The decrease in inventories to $157.8 million at September 30, 2009 from $218.3 million at September 30, 2008, was primarily related to the prior year build-up in support of the release of newer platforms and cabinets.

We are also required to estimate salvage values and useful lives for our gaming operations equipment. Trends in market demand and technological obsolescence may require us to record additional asset charges which would negatively impact gross profit.

Income Taxes

We conduct business globally and are subject to income taxes in US federal, state, local, and foreign jurisdictions. Determination of the appropriate amount and classification of income taxes depends on several factors, including estimates of the timing and probability of realization of deferred income taxes, reserves for uncertain tax positions, and income tax payment timing.

We record deferred tax assets and liabilities based on temporary differences between the financial reporting and tax bases of assets and liabilities, applying enacted tax rates expected to be in effect for the year in which the differences are expected to reverse. The ability to realize the deferred tax assets is evaluated through the forecasting of taxable income in each jurisdiction, using historical and projected future operating results, the reversal of existing temporary differences, and the availability of tax planning strategies. Net deferred tax assets totaled $255.0 million at September 30, 2009 and $241.3 million at September 30, 2008.

Valuation allowances are recorded to reduce deferred tax assets when it is more likely than not that a tax benefit will not be realized. Changes in tax laws, enacted tax rates, geographic mix, or estimated annual taxable income could change our valuation of deferred tax assets and liabilities, which in turn impacts our tax provision. We carefully monitor many factors, including the impact of current economic conditions, in our valuation of deferred tax assets. During fiscal 2009, we recorded additional valuation allowances of $19.5 million, primarily related to foreign deferred tax assets and investment write-downs. At September 30, 2009, our total valuation allowance of $37.1 million related to investment write-downs, acquisition related net operating losses, and foreign deferred assets not expected to be fully realized because we cannot conclude that it is more likely than not that we will earn income of the specific character required to utilize these assets before they expire.

In the ordinary course of business, there are many transactions and calculations for which the ultimate tax determination is uncertain. At the beginning of fiscal 2008, we adopted new accounting guidance which required the recognition of uncertain tax positions taken or expected to be taken in a tax return, when it is “more likely than not” to be sustained upon examination. This assessment further presumes that tax authorities evaluate the technical merits of transactions individually with full knowledge of all facts and circumstances surrounding the issue. The amount recognized in the financial statements is the largest benefit that we believe is more than 50% likely of being realized upon settlement. Changes in facts or information as well as the expiration of statutes of limitations and/or settlements with tax jurisdictions may result in material adjustments to these estimates in the future.

Our income tax provision will be impacted to the extent the final outcome of these tax positions differs from the amount recorded. At September 30, 2009, our net unrecognized tax benefits totaled $67.8 million, of which $46.5 million would impact the effective tax rate if recognized. At September 30, 2008, our net unrecognized tax benefits totaled $87.5 million, of which $53.4 million would impact the effective tax rate if recognized.

Our tax provision for fiscal 2009 was reduced by significant non-recurring discrete items, partially offset by investment write-downs and foreign deferred tax assets not expected to be fully realized.  Our effective tax rate is dependent upon forecasts of future taxable income, the geographic composition of worldwide earnings, and the tax regulations governing each jurisdiction.  We carefully monitor many factors including the impact of current economic conditions, as discussed above under “Goodwill, Other Intangible Assets, Royalties, and Affiliate Investments” and adjust the effective tax rate as required. Although our effective tax rate may continue to be volatile due to changes in uncertain tax positions, we anticipate our fiscal 2010 effective tax rate will trend towards a more historical range of 39% to 40%. See Notes 1 and 17 for additional information about our income taxes.

CONSOLIDATED OPERATING RESULTS – A Year Over Year Comparative Analysis

				Favorable (Unfavorable)
	2009	2008	2007	09 vs 08			08 vs 07
(In millions except units & EPS)
Revenues	$2,114.0	$2,528.6	$2,621.4		$(414.6)	-16%		$(92.8)	-4%
Gaming operations	1,178.9	1,337.9	1,361.2		(159.0)	-12%		(23.3)	-2%
Product sales	935.1	1,190.7	1,260.2		(255.6)	-21%		(69.5)	-6%
Machines	589.3	794.8	876.0		(205.5)	-26%		(81.2)	-9%
Non-machine	345.8	395.9	384.2		(50.1)	-13%	11.7		3%
Gross profit	$1,151.6	$1,419.1	$1,480.8		$(267.5)	-19%		$(61.7)	-4%
Gaming operations	683.8	778.1	823.0		(94.3)	-12%		(44.9)	-5%
Product sales	467.8	641.0	657.8		(173.2)	-27%		(16.8)	-3%
Gross margin	54%	56%	56%	(2)	pp	-4%	-	pp	-
Gaming operations	58%	58%	60%	-	pp	-	(2)	pp	-3%
Product sales	50%	54%	52%	(4)	pp	-7%	2	pp	4%
Units
Gaming operations installed base	61,400	60,500	60,100	900		1%	400		1%
Fixed	9,300	15,700	14,500		(6,400)	-41%	1,200		8%
Variable	52,100	44,800	45,600	7,300		16%		(800)	-2%
Equivalent units recognized	53,600	72,700	105,900		(19,100)	-26%		(33,200)	-31%
Operating income	$321.3	$659.3	$800.3		$(338.0)	-51%		$(141.0)	-18%
Operating margin	15%	26%	31%	(11)	pp	-42%	(5)	pp	-16%
Net income	$126.8	$328.0	$493.1		$(201.2)	-61%		$(165.1)	-33%
Diluted EPS	$0.43	$1.05	$1.47		$(0.63)	-59%		$(0.41)	-28%

Amounts in the table above have been adjusted to reflect the retrospective application of new accounting standards for convertible debt, noncontrolling interests, and participating securities.  The adoption increased interest expense, adjusted conversion gains and losses, and decreased earnings.  See Note 1— Adjustment for Retrospective Application of New Accounting Standards Adopted in our Consolidated Financial Statements.”

Fiscal 2009 vs Fiscal 2008

Consolidated net income declined in fiscal 2009 primarily due to reduced volumes, largely attributable to the impact of the extended economic downturn on casino play levels and capital spending, as well as more intense competition. Additionally, fiscal 2009 results were adversely impacted by charges resulting from management’s reassessment of long-term goals and other cost rationalization efforts, including a non-cash loss of $78.0 million ($49.2 million after tax or $0.17 per diluted share) associated with our WDG IP transaction and workforce restructuring costs of $35.0 million ($22.0 million after tax or $0.7 per diluted share). Fiscal 2008 also included a number of significant items affecting comparability noted below under the subheading “Fiscal 2008 vs Fiscal 2007.”

Increased interest expense related to debt refinancing, additional bad debt provisions, and unfavorable changes in foreign exchange rates further burdened fiscal 2009 earnings. Unfavorable changes in foreign exchange rates accounted for approximately $73.8 million of the decrease in fiscal 2009 revenues.

Although fiscal 2009 included an extra week due to our 52/53-week accounting year, the benefit to gaming operations was more than offset by increased operating expenses.

Consolidated Gaming Operations

Revenues and gross profit from gaming operations declined primarily due to lower play levels and continued shifts in our installed base mix toward lower-yielding non-WAP machines. Non-WAP units generally provide lower revenues and gross profit because they carry a lower pricing structure and generate lower average play levels. At the same time, non-WAP units provide higher gross margin because there is no associated jackpot expense. Growth in our International installed base partially offset declines in North America, reflecting strength in our geographic diversity.

Jackpot expense decreased $35.0 million in fiscal 2009 primarily due to fewer WAP units and decreased play levels, partially offset by unfavorable interest rate changes. Interest rate movement increased jackpot expense by $2.2 million in fiscal 2009 compared to the prior year. See MDA—CRITICAL ACCOUNTING ESTIMATES—Jackpot Liabilities and Expenses for additional information about factors affecting jackpot expense.

The extra week during fiscal 2009 contributed approximately $22.4 million in gaming operations revenues and $11.5 million in gross profit.

Consolidated Product Sales

Revenues and gross profit for product sales declined from the prior year primarily due to lower unit volume across most markets, largely attributed to fewer new openings and weakness in replacement demand. International markets were further impacted by unfavorable changes in foreign exchange rates.  Gross margin was negatively impacted by reduced volume efficiencies, as well as higher systems upgrade costs and fewer new systems installations. Consolidated product sales margins fluctuate depending on the geographic mix and types of products sold.

Deferred revenue increased $59.9 million during fiscal 2009 to $122.0 million at September 30, 2009, primarily as a result of multi-element contracts with systems software and machines bundled together. We expect to recognize most of the deferred revenue balance during fiscal 2010. During fiscal 2009, we shipped 5,000 units for which revenues were deferred and recognized revenues for 2,400 units previously shipped, for a net growth of 2,600 units in our deferred revenue balance.

“Equivalent units recognized” (as presented in the table above) include units previously shipped for which revenues were recognized during the period and exclude units shipped during the period for which revenue was deferred. When machine revenues are prorated over the life of an associated systems lease, equivalent units recognized was determined based on the proportionate revenues recognized for the period. “Units shipped” represent all units shipped to customers during the period and include units shipped for which revenues were deferred.

Fiscal 2008 vs Fiscal 2007

Net income decreased in fiscal 2008, predominately due to lower gaming operations play levels amid unfavorable economic conditions and weakness in North America replacement sales demand. Comparability was also significantly affected by:

ª	write-downs of investments in unconsolidated affiliates totaling $28.6 million ($0.10 per diluted share)

ª	interest rate declines which increased jackpot expense $25.3 million ($15.4 million after tax or $0.05 per diluted share)

ª	fiscal 2007 gains totaling $22.8 million from hurricane insurance settlements and an airplane sale ($14.3 million after tax or $0.04 per diluted share)

Favorable foreign currency exchange increased revenue by approximately $43.9 million during fiscal 2008 compared to fiscal 2007.

Consolidated Gaming Operations

Revenues declined primarily due to lower play levels in North America and a growing mix of lower-yielding non-WAP units in our installed base. International revenue and gross profit improvements partially offset declines in North America reflecting the geographic expansion of our gaming operations.

Fiscal 2008 gross profit and margin comparability was adversely affected by unfavorable interest rate impacts on jackpot expense and technological obsolescence charges of $10.4 million related to the transition toward new products, as well as a prior year gain of $5.0 million from hurricane property insurance.

Fiscal 2008 jackpot expense was negatively impacted by $25.3 million due to declining interest rates, with the most significant impact resulting from the 200 bps decline in the prime rate during the second quarter. The additional cost due to interest rates was more than offset by reduced play levels, fewer WAP units, and variations in slot play, for a net decrease to jackpot expense of $4.7 million compared to fiscal 2007. See MDA—CRITICAL ACCOUNTING ESTIMATES—Jackpot Liabilities and Expenses for additional details regarding the factors affecting jackpot expense.

Consolidated Product Sales

Fiscal 2008 product sales revenues and gross profit declined primarily due to fewer machine shipments across most markets. Gross margin improvements were due to a favorable product and jurisdictional mix, including a greater contribution from non-machine sales. During fiscal 2008, we shipped 2,100 additional units for which revenues were deferred.

Operating Expenses

				Favorable (Unfavorable)
	2009	2008	2007	09 vs 08		08 vs 07
(In millions)
Selling, general and administrative	$425.1	$458.5	$397.9	$33.4	7%	$(60.6)	-15%
Research and development	211.8	223.0	202.2	11.2	5%	(20.8)	-10%
Depreciation and amortization	80.4	76.7	80.4	(3.7)	-5%	3.7	5%
Restructuring charges	35.0	1.6	-	(33.4)	*	(1.6)	*
Loss on other assets	78.0	-	-	(78.0)	*	-	*
Total	$830.3	$759.8	$680.5	$(70.5)	-9%	$(79.3)	-12%
Percent of revenues	39%	30%	26%

Fiscal 2009 vs Fiscal 2008

The positive impact of our cost reduction initiatives is becoming more evident in reduced operating expenses. Excluding restructuring charges and loss on other assets associated with our WDG IP, operating expenses decreased $42.5 million or 6% in fiscal 2009 from fiscal 2008. See Note 2 and 3 of our Consolidated Financial Statements for additional information about restructuring and WDG IP.

Our fiscal 2009 cost rationalization efforts were executed through workforce reduction and other non-wage cost controls. We reduced our global workforce by approximately 16% during fiscal 2009 from September 30, 2008 levels, through a combination of voluntary and involuntary separation arrangements. Restructuring charges included cash severance and one-time termination costs, reduced by stock compensation forfeitures. See Note 2 of our Consolidated Financial Statements for additional information about our remaining restructuring plan liability.

Decreases in staffing costs, professional fees, advertising, supplies, and travel were partially offset by higher bad debt provisions, up $24.9 million during fiscal 2009 due to certain specific customer credit concerns amidst the economic downturn. Additionally, the extra week of operations added $12.6 million and the impact of foreign currency exchange reduced operating costs by approximately $22.8 million during fiscal 2009 compared to fiscal 2008.

Fiscal 2008 vs Fiscal 2007

SG&A and R&D increased in fiscal 2008 attributable to:

ª	additional bad debt provisions of $15.0 million related to credit concerns on certain receivables

ª	increased staffing cost of $27.1 million

ª	higher legal and compliance fees of $9.9 million

ª	changes in foreign currency exchange of approximately $8.4 million

ª	prior year gains of $12.0 million from Gulf Coast hurricane business interruption insurance settlement and $5.8 million from the sale of a company airplane

R&D increased in fiscal 2008 primarily due to added focus on technologies, especially server-based gaming initiatives.

Other Income (Expense) and Taxes

				Favorable (Unfavorable)
	2009	2008	2007	09 vs 08			08 vs 07
(In millions)
Interest Income	$62.0	$67.4	$82.0	$(5.4)		-8%	$(14.6)		-18%
WAP	27.9	32.2	37.1	(4.3)		-13%	(4.9)		-13%
Receivables and investment securities	34.1	35.2	44.9	(1.1)		-3%	(9.7)		-22%
Interest Expense	(159.3)	(123.3)	(98.4)	(36.0)		-29%	(24.9)		-25%
WAP	(27.4)	(28.6)	(31.3)	1.2		4%	2.7		9%
Debt	(102.0)	(71.5)	(46.3)	(30.5)		-43%	(25.2)		-54%
Equity discount amortization	(29.9)	(23.2)	(20.8)	(6.7)		-29%	(2.4)		-12%
Other	(21.1)	(35.8)	(3.0)	14.7		41%	(32.8)		*
Total other income (expense)	$(118.4)	$(91.7)	$(19.4)	$(26.7)		-29%	$(72.3)		-373%

Income tax provision	$76.1	$239.6	$287.8	$163.5			$48.2
Effective tax rate	37.5%	42.2%	36.9%	4.7	pp		(5.3	)pp

Interest expense in the table above has been adjusted to reflect the retrospective application of new accounting guidance adopted at the beginning of fiscal 2010 for convertible debt. The new guidance required the separation of liability and equity components of our convertible debt to reflect an effective nonconvertible borrowing rate at issuance.  See Note 1 and Note 13 of our Consolidated Financial Statements for additional information about the impact of this accounting standard.

Fiscal 2009 vs Fiscal 2008

The unfavorable variance in fiscal 2009 total other income (expense) was primarily due to higher interest expense, partially offset by reduced investment write-downs. Higher interest costs were primarily due to higher rates on refinancing completed in June 2009 and included non-recurring refinancing charges of $4.4 million. The extra week in fiscal 2009 also contributed to higher interest expense. Additional convertible debt amortization required under the new accounting guidance increased interest expense by $29.9 million for fiscal 2009 and $23.2 million for fiscal 2008.

Affiliate investment write-downs included $13.3 million for LVGI and $2.1 million for PGIC during fiscal 2009 and $21.4 million for CLS and $7.2 million for PGIC during fiscal 2008. Affiliate write-downs were driven by the economic downturn, as well as a reassessment of our future business outlook. See Note 3 of our Consolidated Financial Statements for additional information about these investments and related write-downs.

WAP interest income and expense is related to annuity-based jackpot winner liabilities and accretes at approximately the same rate. WAP interest income also includes earnings on restricted cash and investments held for future winners. WAP interest is declining primarily due to fewer winners electing annuity based payments.

Our tax rate for fiscal 2009 was reduced by significant favorable discrete items, partially offset by the negative impact of a valuation allowance established against foreign deferred tax assets not likely to be realized. These tax items are further described in Note 17 of our Consolidated Financial Statements. While changes in uncertain tax positions may continue to cause volatility in future effective tax rates, our fiscal 2010 effective tax rate is expected to fall between 39% and 40% (inclusive of discrete items).

Fiscal 2008 vs Fiscal 2007

The unfavorable change in total other income (expense) in fiscal 2008 was primarily attributable to:

ª	$28.6 million related to write-downs of our investments in CLS and PGIC

ª	higher interest expense resulting from increased borrowings under our revolving credit facility

ª	reduced interest income due to lower investment balances and interest rates

Additional convertible debt amortization required under the new accounting guidance increased interest expense by $23.2 million for fiscal 2008 and $20.8 million for fiscal 2007.

Our tax rate increased in fiscal 2008 largely due to the effect of non-deductible investment write-downs, as well as increased accruals for uncertain tax positions related to the adoption of new accounting rules. The fiscal 2008 tax rate also increased due to changes in the geographical mix of taxable income. See Note 17 of our Consolidated Financial Statements for additional information about our income taxes.

BUSINESS SEGMENT RESULTS – A Year Over Year Comparative Analysis

Operating income for each regional segment below reflects applicable operating expenses. See Note 21 of our Consolidated Financial Statements for additional business segment information.

North America

				Favorable (Unfavorable)
	2009	2008	2007	09 vs 08			08 vs 07
(In millions except units)
Revenues	$1,631.4	$1,912.4	$2,021.7		$(281.0)	-15%	$(109.3)	-5%
Gaming operations	1,013.9	1,180.8	1,235.0		(166.9)	-14%	(54.2)	-4%
Product sales	617.5	731.6	786.7		(114.1)	-16%	(55.1)	-7%
Machines	376.9	432.2	491.6		(55.3)	-13%	(59.4)	-12%
Non-machine	240.6	299.4	295.1		(58.8)	-20%	4.3	1%
Gross profit	$893.7	$1,083.4	$1,172.5		$(189.7)	-18%	$(89.1)	-8%
Gaming operations	579.9	688.7	740.7		(108.8)	-16%	(52.0)	-7%
Product sales	313.8	394.7	431.8		(80.9)	-20%	(37.1)	-9%
Gross margin	55%	57%	58%	(2)	pp	-4%	(1) pp	-2%
Gaming operations	57%	58%	60%	(1)	pp	-2%	(2) pp	-3%
Product sales	51%	54%	55%	(3)	pp	-6%	(1) pp	-2%
Units
Gaming operations installed base	45,600	47,300	49,000		(1,700)	-4%	(1,700)	-3%
Fixed	6,500	6,800	6,500		(300)	-4%	300	5%
Variable	39,100	40,500	42,500		(1,400)	-3%	(2,000)	-5%
Equivalent units recognized	25,900	35,000	43,000		(9,100)	-26%	(8,000)	-19%
Operating income	$321.8	$613.0	$769.7		$(291.2)	-48%	$(156.7)	-20%
Operating margin	20%	32%	38%	(12)	pp	-38%	(6) pp	-16%

Fiscal 2009 vs Fiscal 2008

Reduced fiscal 2009 operating results for North America reflected continued suppressed demand from our customers and their patrons, partially offset by expense savings achieved through recent cost rationalization initiatives. Fiscal 2009 operating results were also negatively impacted by the $78.0 million loss on our WDG IP transaction, restructuring charges, and increased bad debt provisions related to increased customer credit risk associated with the economic downturn.

North America Gaming Operations

Gaming operations revenues and gross profit declined from the prior year due to lower play levels and a lower installed base increasingly comprised of fewer WAP units. Depressed casino play levels continue to have a significant adverse affect on gaming operations with 86% of our installed base composed of variable fee units where pricing is based on a percentage of play. Lower play levels also drove current fiscal year gross profit and margin decline, partially offset by lower depreciation, service labor, and gaming taxes.

The extra week of North America operations in fiscal 2009 contributed approximately $19.1 million in revenues and $9.8 million in gross profit.

North America Product Sales

Fiscal 2009 product sales revenues and gross profit decreased on lower unit volume and fewer non-machine sales, partially offset by a favorable mix of higher priced MLD models. Gross margin declined in fiscal 2009 primarily due to reduced volume efficiencies, as well as higher systems upgrade costs and fewer new systems installations. Low replacement demand continued to adversely affect product sales. We shipped 26,400 units in fiscal 2009, of which 41% were replacement units, compared to 37,100 units shipped in fiscal 2008, of which 44% were replacement units.

Fiscal 2008 vs Fiscal 2007

North America operating results during fiscal 2008 were unfavorably affected by lower gaming operations play levels and interest rate declines in the midst of the economic downturn, as well as continued softness in replacement demand. Operating income was also down compared to fiscal 2007 due to higher operating expenses.

North America Gaming Operations

Gaming operations revenues and gross profit declined in fiscal 2008 due to lower play levels, as well as the shift in our installed base toward lower-yielding non-WAP units. Declines in our installed base from reductions in Florida and California Class II markets, as they transitioned to Class III for-sale games, were partially offset by increases in Alabama. As approximately 85% of our installed base was comprised of variable fee units with pricing based on a percentage of play, our gaming operations revenues were significantly impacted by the economic downturn.

Gaming operations gross profit and margin also declined due to the negative impact of lower interest rates on our jackpot costs, technological obsolescence charges of $5.3 million, and the prior year gain of $5.0 million from hurricane property insurance.

North America Product Sales

Product sales revenues and gross profit were down compared to fiscal 2007 primarily due to fewer units on low replacement demand, partially offset by higher IP royalties. Machine revenues reflected an increase in the mix of our premium-priced AVP®, which partially offset lower unit volume. The decline in gross margin is primarily attributable to the increased share of AVP® machines which provide higher gross profit, but lower margins.

The decline in unit shipments was mainly attributable to low replacement demand. The economic conditions in North America exacerbated the slump in demand as declining gaming revenues caused gaming operators to defer capital spending on replacement machines, as well as new or expanded properties. We shipped 37,100 units in fiscal 2008, with 44% replacement units, versus 43,000 in fiscal 2007, with 52% replacement units.

International

				Favorable (Unfavorable)
	2009	2008	2007	09 vs 08			08 vs 07
(In millions except units)
Revenues	$482.6	$616.2	$599.7		$(133.6)	-22%	$16.5		3%
Gaming operations	165.0	157.1	126.2		7.9	5%	30.9		24%
Product sales	317.6	459.1	473.5		(141.5)	-31%	(14.4)		-3%
Machines	212.4	362.6	384.4		(150.2)	-41%	(21.8)		-6%
Non-machine	105.2	96.5	89.1		8.7	9%	7.4		8%
Gross profit	$257.9	$335.7	$308.3		$(77.8)	-23%	$27.4		9%
Gaming operations	103.9	89.4	82.3		14.5	16%	7.1		9%
Product sales	154.0	246.3	226.0		(92.3)	-37%	20.3		9%
Gross margin	53%	54%	51%	(1)	pp	-2%	3	pp	6%
Gaming operations	63%	57%	65%	6	pp	11%	(8)	pp	-12%
Product sales	48%	54%	48%	(6)	pp	-11%	6	pp	13%
Units
Gaming operations installed base	15,800	13,200	11,100		2,600	20%	2,100		19%
Fixed	2,800	8,900	8,000		(6,100)	-69%	900		11%
Variable	13,000	4,300	3,100		8,700	202%	1,200		39%
Equivalent units recognized	27,700	37,700	62,900		(10,000)	-27%	(25,200)		-40%
Operating income	$104.9	$158.9	$159.8		$(54.0)	-34%	$(0.9)		-1%
Operating margin	22%	26%	27%	(4)	pp	-15%	(1)	pp	-4%

Fiscal 2009 vs Fiscal 2008

International operating results declined for fiscal 2009 primarily due to lower sales volumes, partially offset by gaming operations growth. International revenue decreases were most notable in Europe, Japan, and South America, in large part due to the effects of the global economic downturn. Changes in foreign exchange rates were unfavorable to international revenues by approximately $66.2 million in fiscal 2009. International operating results were also negatively impacted by increased workforce restructuring charges during the current year.

International Gaming Operations

Improved gaming operations revenues and gross profit for the current year were driven by installed base growth, most significant in the UK, partially offset by unfavorable foreign exchange rate changes. The current year included increased Japan rentals and significant conversions from fixed to variable pricing arrangements. The extra week during fiscal 2009 contributed approximately $3.3 million in revenues and $1.7 million in gross profit. Current year gross profit and margin also improved with lower depreciation and obsolescence.

International Product Sales

Product sales revenues, gross profit and gross margin decreased in fiscal 2009 primarily due to lower unit volume across most regions, unfavorable changes in foreign exchange rates, and reduced volume efficiencies, partially offset by higher non-machine contributions.

Fiscal 2008 vs Fiscal 2007

International operating results were relatively flat during fiscal 2008.  Favorable foreign currency exchange, continued growth in gaming operations and a favorable mix of product sales offset declines in Japan and the UK. Fiscal 2008 revenues benefited $34.4 million from favorable foreign currency exchange rates. Total gross margin increased as improvements in product sales outweighed gaming operations declines. Operating income for fiscal 2008 included higher operating expenses, primarily bad debt provisions.

International Gaming Operations

Improvements in gaming operations revenues and gross profit during fiscal 2008 were mainly due to increased internet gaming and other non-installed base revenues, including leased equipment, casino-owned units and Japan rentals. Improved performance in Latin America and a higher average installed base also contributed to increased revenues. Installed base growth was mainly from the UK and included 800 units from the fiscal 2008 acquisition of Cyberview.

Fiscal 2008 gaming operations gross profit and margins were negatively impacted by $5.1 million in technological obsolescence charges. Gross margin was also down due to the additional contribution from new, lower-margin internet gaming products, Japan rentals, and a shift to lower-margin units in the UK.

International Product Sales

Product sales revenues were down during fiscal 2008 due to fewer units, primarily in Japan. Product sales gross profit improvements were realized in fiscal 2008 as our higher-priced, higher-margin jurisdictions more than offset declines from the lower-priced, lower-margin markets of Japan and the UK. Additionally, non-machine sales increased compared to fiscal 2007, with improved parts and systems sales. Margin improvement was attributed mainly to a favorable mix of non-machine sales, as well as fewer low margin units sold in Japan.

LIQUIDITY AND CAPITAL RESOURCES

Sources of Liquidity

At September 30, 2009, our principal sources of liquidity were cash and equivalents (including restricted cash), cash from operations, and $1.7 billion available on our credit facilities worldwide.  During fiscal 2009, we refinanced our debt as discussed below under “Credit Facilities and Indebtedness.”  Other potential sources of capital include, but are not limited to, the issuance of public or private placement debt, bank credit facilities and the issuance of equity or convertible debt securities.  Based on past performance and current expectations, we believe the combination of these resources will satisfy our needs for working capital, jackpot liabilities, capital expenditures, debt service, and other liquidity requirements associated with our existing operations into the foreseeable future.

Restricted cash and investments, as well as jackpot annuity investments, are available only for funding jackpot winner payments. Unrestricted cash and equivalents decreased $119.7 million to $146.7 million at September 30, 2009.  Working capital decreased to $609.2 million at September 30, 2009 from $733.4 million at September 30, 2008, primarily due to reduced inventory and receivables.

Additionally, we held ARS of $21.6 million par at September 30, 2009 that have no active market. We also held ARS put rights entitling us to sell our ARS at par plus accrued interest during the exercise period from June 30, 2010 through July 2, 2012. There has been no interruption in ARS interest receipts and we expect to fully realize the par value without significant loss. See Note 8 and Note 20 of our Consolidated Financial Statements for additional information about our ARS.

Cash Flows Summary

				Favorable (Unfavorable)
	2009	2008	2007	09 vs 08	08 vs 07
(In millions)
Operations	$547.9	$486.5	$821.5	$61.4	$(335.0)
Investing	(288.4)	(365.7)	(296.7)	77.3	(69.0)
Financing	(381.2)	(115.2)	(556.5)	(266.0)	441.3
Effects of exchange rates	2.0	(0.5)	(1.6)	2.5	1.1
Net Change	$(119.7)	$5.1	$(33.3)	$(124.8)	$38.4

Operating Cash Flows

Despite lower earnings operating cash flows increased during fiscal 2009 compared to fiscal 2008, primarily due to prior year additional prepayments to secure long-term licensing rights, as well as additional cash provided from net changes in operating assets and liabilities. Additional cash provided from inventories and receivables was partially offset by increased cash used in jackpot liabilities and taxes. Added payments for restructuring of $33.3 million were offset by savings from cost rationalization efforts.

The net change in operating receivables resulted in operating cash flows of $8.1 million since the end of fiscal 2008. Excluding notes and contracts, average days sales outstanding for the trailing twelve months at September 30, 2009 decreased to 58 days from 63 days in fiscal 2008 on lower revenues and receivables. The decrease in inventory resulted in $55.6 million of operating cash flows during fiscal 2009. Inventory turns for the trailing twelve months at September 30, 2009 improved to 3.0 versus 2.5 at September 30, 2008 due to reduced inventory levels.

Fiscal 2008 operating cash flows declined from fiscal 2007 primarily due to lower earnings, increased inventories, additional prepayments of $80.0 million to secure long-term licensing rights, and increased receivables.

Cash flows related to jackpot liabilities fluctuate based on the timing of jackpots and winner payments, volume of play, and market variations in applicable interest rates as described in Note 1 of our Consolidated Financial Statements.

Investing Cash Flows

The decrease in cash used for investing during fiscal 2009 versus 2008 was primarily due to decreased restricted cash requirements, lower business acquisitions and affiliate investments, and reduced capital expenditures, partially offset by increased net development financing.

Higher cash used for investing activities during fiscal 2008 compared to 2007 was due to increased restricted cash, and lower proceeds from the sale of investment securities, partially offset by lower capital expenditures. Investments in unconsolidated affiliates and business acquisitions totaled $110.3 million in fiscal 2008, including Cyberview and M-2-1 in the UK, PGIC and WDG, versus $142.8 million in fiscal 2007, including CLS, Digideal, and VCAT. See Notes 3 and 7 or our Consolidated Financial Statements for additional information about affiliate investments and acquisitions.

Capital Expenditures

				Increase (Decrease)
	2009	2008	2007	09 vs 08	08 vs 07
(In millions)
Property, plant and equipment	$37.7	$92.5	$134.1	$(54.8)	$(41.6)
Gaming operations equipment	180.8	190.6	194.4	(9.8)	(3.8)
Intellectual property	38.9	15.1	15.8	23.8	(0.7)
Total capital expenditures	$257.4	$298.2	$344.3	$(40.8)	$(46.1)

Higher capital expenditures for property, plant and equipment during fiscal 2008 and 2007 was attributed to our Las Vegas campus construction and fiscal 2007 also included the purchase of a corporate airplane. Increased intellectual property expenditures in the current year included $20.0 million associated with restructuring our WDG IP rights.

Financing Cash Flows

The increase in cash used for financing in fiscal 2009 was primarily due to refinancing activities, partially offset by the absence of share repurchases. The reduction in cash used for financing during fiscal 2008 compared to fiscal 2007 was primarily due to less cash used for share repurchases, as well as greater net debt proceeds with increased line of credit borrowings on our senior credit facility.

Credit Facilities and Indebtedness

In May and June 2009, we refinanced our debt to extend maturities and diversify financing sources. We amended and restated our domestic credit facility and issued convertible and fixed rate securities discussed in more detail below and in Note 13 of our Consolidated Financial Statements.  We were in compliance with all debt covenants at September 30, 2009.

Revolving Credit Facilities

At September 30, 2009, $1.7 billion was available on our credit facilities worldwide. In June 2009, we amended and restated our domestic credit facility, reducing the total commitment to $1.8 billion and extending the maturity on $1.5 billion to June 2012, with $0.3 billion remaining due in December 2010.  The extended commitments bear interest at LIBOR plus 260 bps with a facility fee of 65 bps versus LIBOR plus 37.5 bps with a facility fee of 12.5 bps on the non-extended portion. Rates and fees are based on our public debt ratings or debt to capitalization ratio. Half of amounts outstanding in December 2010 will convert to term loans due in six quarterly installments.

Our amended domestic credit facility subjects us to a number of financial covenants, and our ability to comply with these covenants may be adversely impacted by an extended economic downturn. The financial covenants include a minimum interest coverage ratio (ICR) of 3.00 and a maximum total leverage ratio (TLR) of 3.75, which reduces to 3.5 on April 1, 2010 and 3.25 on April 1, 2011.  At September 30, 2009, our ICR was 8.2 and our TLR was 3.0.

The amended facility includes the following covenants (all terms as defined per the amended facility):

ª	a minimum ratio of adjusted EBITDA to interest expense (interest coverage ratio)

ª	a maximum ratio of Total Debt to adjusted EBITDA (total leverage ratio)

ª	certain restrictions on our ability to:

▪	incur or guaranty additional debt, or enter into swap agreements

▪	incur liens

▪	merge with or acquire other companies, liquidate or dissolve

▪	sell, transfer, lease or dispose of substantially all assets

▪	change the nature of our business

▪
declare or make cash dividends or distributions or pay cash for the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of our capital stock or equity interests or any return of capital to shareholders, provided that we may, as long as no continuing default has occurred, pay dividends of up to the lesser of $0.06 per common share per fiscal quarter or $25 million in any fiscal quarter.

2.6% Convertible Debentures

Our outstanding Debentures pay interest semiannually in June and December. The Debentures are general unsecured obligations of IGT, ranking equal with all existing and future unsecured and unsubordinated obligations.  The Debentures rank junior to all existing and future subsidiary liabilities, including trade payables. Holders have the right to require IGT to redeem the Debentures for cash at 100% of their principal amount plus accrued and unpaid interest, if any, on December 15, 2009, 2011, 2016, 2021, 2026, and 2031.

On November 12, 2009, we gave holders of the Debentures notice of this put right, which will terminate on December 14, 2009. Given current market conditions and the recent trading price of our common stock, we expect outstanding Debenture holders will exercise this put right.  At September 30, 2009, $707.0 million par of Debentures were outstanding after repurchases of $193.0 million during fiscal 2009.

The Debentures were not classified as current liabilities at September 30, 2009, because we had the intent and ability to refinance with our noncurrent domestic credit facility. We expect to incur incremental interest costs on additional credit facility borrowings used to fund Debentures redeemed in December 2009. However, the rates were not significantly different as of September 30, 2009.

3.25% Convertible Notes

On May 11, 2009, we issued $850.0 million aggregate principal amount of Notes, in a private placement for net proceeds of $822.5 million, after deferred offering costs of approximately $27.5 million which will be amortized to interest expense over the Note term. We will pay interest at 3.25% on the Notes, semiannually on May 1 and November 1 of each year, beginning November 1, 2009.  Proceeds from the Notes (net of amounts used for the separate note hedge transactions and funds provided by the separate warrant transactions described below) were used to reduce outstanding borrowings under our revolving domestic credit facility.

The Notes are general unsecured obligations of IGT, ranking equal with all existing and future unsecured and non-subordinated obligations of IGT.  The Notes rank junior to all existing and future liabilities, including trade payables, of our subsidiaries. The Notes mature on May 1, 2014, unless repurchased earlier by IGT or converted. The Notes are not redeemable at IGT's option before maturity, except in certain circumstances relating to applicable gaming authority regulations. The terms of the Notes may, in certain circumstances, require us to grant a lien on equity interests if certain downgrades by rating agencies occur.

Each $1,000 Note is initially convertible into 50.0808 shares of IGT common stock, representing a conversion price of $19.97 per share. Upon conversion, for each $1,000 Note, a holder will receive cash up to the aggregate principal amount of each Note and shares of our common stock for any conversion value in excess of the principal amount as determined per the indenture. The conversion rate is adjustable upon the occurrence of certain events as defined in the indenture.

Note Hedges

In connection with the Notes, we paid an aggregate amount of $177.3 million to certain initial Note purchasers or their affiliates (counterparties) for separate convertible note hedges. The hedges reduce the potential dilution related to conversion of the Notes if the market value of our common stock, as measured under the Notes, at the time of the hedge exercise is greater than the Note conversion price. The note hedges were separate transactions apart from the Notes or warrants described below and were recorded as an adjustment to total equity, net of deferred tax assets of $65.5 million.  Note holders have no rights with respect to the note hedges.

The note hedges cover, subject to anti-dilution and certain other customary adjustments substantially identical to those in the Notes, approximately 42.6 million shares of common stock at a strike price of $19.97, which corresponds to the initial conversion price of the Notes.  The note hedges are exercisable at each conversion date of the Notes and expire upon the earlier of the last day the Notes remain outstanding or the second scheduled trading day immediately preceding May 1, 2014.

Warrants

Additionally, we sold warrants to acquire approximately 42.6 million shares of common stock, subject to anti-dilution and certain other customary adjustments, at a strike price of $30.14 per share, to the counterparties for an aggregate amount of $66.8 million.  The warrants were separate transactions apart from the Notes or note hedges and accounted for as an adjustment to total equity.  Note holders have no rights with respect to the warrants.

If the volume weighted average share price of our common stock, as measured under the warrants, exceeds the strike price of the warrants, the warrants will have a dilutive effect on our earnings per share.  The warrants expire over a series of dates with the final expiration date set to occur in November 2014.

7.5% Bonds

On June 15, 2009, we issued $500.0 million aggregate principal amount of 7.5% Bonds due 2019, for net proceeds of $493.3 million after a discount of $2.7 million and deferred offering costs of approximately $4.0 million.   Interest is payable semiannually on June 15 and December 15, beginning December 15, 2009.  We intend to use the net proceeds from the Bonds to fund the redemption of a portion of our Debentures expected to be put to us in December 2009.  Until the Debentures can be redeemed, we temporarily repaid outstanding credit facility amounts and intend to re-borrow to fund the redemptions.

The Bonds are general unsecured obligations of IGT, ranking equal with all existing and future unsecured and non-subordinated obligations.  The Bonds rank junior to all existing and future liabilities, including trade payables, of our subsidiaries.  The Bonds mature June 15, 2019, unless IGT redeems them earlier by paying the holders 100% of the principal amount plus a make-whole redemption premium as described further in the indenture.

In conjunction with issuing the Bonds in June 2009, we entered into $250.0 million notional value of interest rate swaps maturing on June 15, 2019, which effectively exchange 7.5% fixed interest payments for variable rate interest payments at one-month LIBOR plus 342 bps reset on the 15th of each month.  Amounts receivable/payable under the swaps will be net settled semiannually on June 15 and December 15. The interest rate swaps are designated fair value hedges against changes in the fair value of a portion of the Bonds.

The Bonds contain covenants which may, in certain circumstances:

ª	restrict our ability to incur additional debt

ª	limit our ability to enter into sale and leaseback transactions

ª	restrict our ability to sell, transfer, lease or dispose of substantially all assets

ª	require us to grant a lien on equity interests if certain downgrades by rating agencies occur

Shelf Registration

In March 2009, we filed a shelf registration statement with the SEC that allows us to issue debt securities, in one or more series, from time to time in amounts, at prices and on terms determined at the time of offering.  The Bonds were issued under this registration statement.

Share Repurchases

We have repurchased IGT common stock to return value to shareholders and reduce outstanding share dilution. We used open market or privately negotiated transactions, such as accelerated share repurchases and structured share repurchases, or Rule 10b5-1 trading plans, depending on market conditions and other factors to achieve timing, cost, and volume objectives.

Years ended September 30,	2009	2008	2007
(In millions)
Shares	-	25.5	28.2
Aggregate cost	$-	$779.7	$1,118.5

Our remaining repurchase authorization totaled 7.7 million shares and we have no current plans to make additional share repurchases.  Our amended credit facility restricts us from repurchasing shares except within certain specified formulas set forth in the amended facility.

Financial Condition

			Increase
September 30,	2009	2008	(Decrease)
(In millions)
Assets	$4,328.1	$4,546.9	$(218.8)
Liabilities	3,264.5	3,618.6	(354.1)
Total equity	1,063.6	928.3	135.3

The decrease in total assets was primarily due to reduced cash, inventories and affiliate investments, partially offset by increased deferred offering costs related to debt refinancing. Liabilities decreased due to debt reductions and lower accrued liabilities. Total equity increased with earnings, partially offset by note hedge and warrant transactions.

Contractual Obligations and Commercial Commitments

The following table summarizes expected effects on future liquidity and cash flows from our minimum contractual obligations and commercial commitments as of September 30, 2009.

	Payments due by fiscal years
	Total	2010	2011 to 2012	2013 to 2014	2015 and thereafter
(In millions)
Debt (1)	$2,162.3	$712.3	$100.0	$850.0	$500.0
Interest and fees on debt (1)	536.5	82.8	155.3	123.4	175.0
Letters of credit (1)	3.6	3.6	-	-	-
Jackpot winner payments (2)	754.6	155.5	142.7	117.2	339.2
Licenses, royalties & IP rights (3)	14.0	9.2	3.6	0.6	0.6
Operating leases (4)	40.2	14.9	18.8	5.7	0.8
Open purchase orders	86.3	86.3	-	-	-
CLS Joint Ventures (5)	13.3	4.9	8.4	-	-
Acquisition commitments (6)	5.0	4.4	0.6	-	-
Unfunded loans (7)	17.7	17.7	-	-	-
Totals	$3,633.5	$1,091.6	$429.4	$1,096.9	$1,015.6

(1)
Domestic credit facility interest resets periodically and was estimated using current rates. Letters of credit were issued under our credit facility to insure our payment to certain vendors and governmental agencies. Given current market conditions and recent trading prices for our common stock, we expect Debenture holders to exercise their put right in December 2009. See the MDA—Credit Facilities discussion earlier and Note 13 of our Consolidated Financial Statements for additional debt information.

(2)
Winner payments represent amounts due previous and future WAP jackpot winners. The timing and amount of future winner payments were estimated based on historical patterns of winners’ lump sum payment elections and discount rates effective at September 30, 2009. We maintain cash and investments at sufficient levels to fund jackpot liabilities for winner payments. See Notes 1 and 14 of our Consolidated Financial Statements for additional information about jackpot liabilities.

(3)	Unconditional amounts were recorded as liabilities at September 30, 2009. Amounts contingent on future game sales or placements are excluded.

(4)	See Note 15 of our Consolidated Financial Statements for additional information regarding operating leases.

(5)	See Note 3 of our Consolidated Financial Statements for additional information about our unconditional commitment to contribute capital to CLS joint ventures.

(6)	See Note 7 of our Consolidated Financial Statements for additional information about contingent earn-out consideration related to the acquisition of M-2-1.

(7)	See Note 1 of our Consolidated Financial Statements for additional information regarding loans yet to fund under development financing arrangements.

Liabilities related to unrecognized tax benefits of $114.3 million were excluded from the table above, as we cannot reasonably estimate the timing of cash settlements with taxing authorities. We do not expect the total amount of our unrecognized tax benefits to change significantly during the next twelve months. See Note 17 of our Consolidated Financial Statements related to unrecognized tax benefits.

Contingent severance payment obligations to certain executives were also excluded from the table above.

Arrangements with Off-Balance Sheet Risks

In the normal course of business, we are a party to financial instruments with off-balance sheet risk, such as performance bonds, guarantees and product warranties not reflected in our balance sheet. We may provide indemnifications of varying scope and terms to customers, vendors, lessors, business partners and other parties with respect to certain matters, including but not limited to, losses arising:

ª	out of our breach of agreements with those parties

ª	from services to be provided by us

ª	from IP infringement claims made by third parties

Additionally, we have agreements with our directors and certain officers that require us, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers. We have also agreed to indemnify certain former officers and directors of acquired companies. We maintain director and officer insurance, which may cover our liabilities arising from these indemnification obligations in certain circumstances.

It is not possible to determine the maximum potential obligations under these indemnification undertakings due to the unique facts and circumstances involved in each particular agreement. Such indemnification undertakings may not be subject to maximum loss clauses. Historically, we have not incurred material costs related to indemnification obligations.

We do not expect any material losses to result from these arrangements, and we are not dependent on off-balance sheet financing arrangements to fund our operations. See Note 16 of our Consolidated Financial Statements for additional information about our off-balance sheet arrangements.